EXHIBIT 3.1

COMPOSITE ARTICLES OF INCORPORATION

OF

ELECTROMED, INC.1

ARTICLE 1 - NAME

          1.1 The name of the corporation shall be Electromed, Inc.

ARTICLE 2 - REGISTERED OFFICE

          2.1 The location and office address of the registered office of the corporation in this state shall be 14920 Minnetonka Industrial Road, Minnetonka, Minnesota 55345.

ARTICLE 3 - CAPITAL STOCK

          3.1 Authorized Shares. The aggregate number of shares that the corporation has authority to issue shall be Fifteen Million (15,000,000) shares, consisting of 13,000,000 shares of common stock and 2,000,000 shares of undesignated stock. Such shares shall not have any par value, except that they shall have a par value of one cent ($.01) per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of a corporation, and except that they shall have such par value as may be fixed by the Corporation’s Board of Directors for the purpose of a statute or regulation requiring the shares of the corporation to have a par value.

          3.2 Issuance of Shares. The Board of Directors of the corporation is authorized from time to time to accept subscriptions for, issue, sell and deliver shares of stock of any class or series of the corporation, and rights to purchase securities of the corporation, to such persons, at such time, for such consideration, and upon such terms and conditions as the Board shall determine.

          3.3 Classes and Series of Shares. The Board of Directors of the corporation is further authorized to establish from among the authorized shares, by resolutions adopted and filed in the manner provided by law, one or more classes and/or series of shares, to designate each such class and/or series, and to fix the relative rights, preferences, and limitations of any such classes and/or series.

ARTICLE 4 - RIGHTS OF SHAREHOLDERS

          4.1 No Preemptive Rights. No shareholder of the corporation shall have any preemptive right to subscribe for, purchase or acquire any shares of stock of any class or series of the corporation now or hereafter authorized or issued by the corporation.

          4.2 No Cumulative Voting Rights. No shareholder shall have the right to cumulate votes for the election of directors or for any other purpose.

ARTICLE 5 - WRITTEN ACTION BY DIRECTORS

          5.1 Any action required or permitted to be taken at a Board meeting may be taken by written action signed by all of the directors or, in cases where the action need not be approved by the shareholders, by written action signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors were present.

1 These Composite Articles of Incorporation of Electromed, Inc. reflect the corporation’s Articles of Incorporation, filed with the Secretary of State of the State of Minnesota on October 16, 1992, and all subsequent amendments thereto, which were filed with the Secretary of State of the State of Minnesota on June 25, 1996, August 27, 2003, and November 8, 2010.

ARTICLE 6 - LIMITATION OF DIRECTOR LIABILITY

          6.1 A director shall not be personally liable to the corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that elimination or limitation of liability is not permitted under Section 302A.251, the Minnesota Business Corporation Act, as the same exists or may hereafter be amended. Any repeal or modification of the provisions of this Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE 7 - MERGER, EXCHANGE, SALE OF ASSETS AND DISSOLUTION

          7.1 Where approval of shareholders is required by law, the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote shall be required to authorize the corporation (i) to merge into or with one or more other corporations, (ii) to exchange its shares for shares of one or more other corporations, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its good will, or (iv) to commence voluntary dissolution.

ARTICLE 8 - AMENDMENT OF ARTICLES OF INCORPORATION

          8.1 Any provision contained in these Articles of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares present and entitled to vote at a duly held meeting or such greater percentage as may be otherwise prescribed by the laws of the State of Minnesota.

ARTICLE 9 - INCORPORATOR

9.1 The name and post office address of the incorporator are as follows:

Robert D. Hansen	14920 Minnetonka Industrial Road
Minnetonka, Minnesota 55345